Filed Pursuant to Rule 433

Registration Statement No. 333-280933

May 19, 2026

REPUBLIC OF INDONESIA

Pricing Term Sheet

Issuer:	Republic of Indonesia (the “Republic”)

Specified Currency:	U.S. Dollars

Principal Amount:	U.S.$750,000,000	U.S.$1,250,000,000

Public Offering Price:	99.913%	99.925%

Gross Proceeds:	U.S.$749,347,500	U.S.$1,249,062,500

Underwriting Discounts and Commission:	U.S.$299,739	U.S.$499,625

Net Proceeds (Before Expenses):	U.S.$749,047,761	U.S.$1,248,562,875

Interest Rate:	5.030%	5.690%

Interest Payment Date:	Interest will be paid on May 29 and November 29 of each year, commencing on November 29, 2026

Maturity Date:	May 29, 2031	May 29, 2036

Benchmark:	T 3 7⁄8 04/30/31	T 4 3⁄8 05/15/36

Benchmark Yield:	4.330%	4.663%

Re-offer Spread:	+72 bps	+103.7 bps

Re-offer Yield:	5.050%	5.700%

Optional Redemption:	The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Bonds, in whole or in part, at any time or from time to time on or after the date that is one month prior to the maturity date of the Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such Bonds to the date of redemption	The Republic will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice, to redeem the Bonds, in whole or in part, at any time or from time to time on or after the date that is three months prior to the maturity date of the Bonds, prior to their maturity, at a redemption price equal to the principal amount thereof, plus interest accrued but not paid on the principal amount of such Bonds to the date of redemption

Specified Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Settlement Date (T+5):	May 29, 2026

Day Count:	30/360

Listing:	Expected listing of the Bonds on the Singapore Exchange Securities Trading Limited and the Frankfurt Stock Exchange

Joint Lead Managers/Underwriters:	BofA Securities, Inc., Deutsche Bank AG, Singapore Branch, Intesa Sanpaolo S.p.A., London Branch, Mandiri Securities Pte. Ltd. and Standard Chartered Bank

Domestic Dealers:	PT BRI Danareksa Sekuritas, PT BNI Sekuritas and PT Trimegah Sekuritas Indonesia Tbk

Billing and Delivery:	BofA Securities, Inc.

Security Identifiers:	ISIN: US455780EH58 CUSIP: 455780 EH5	ISIN: US455780EJ15 CUSIP: 455780 EJ1

MiFID II professionals/ECPs-only — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

UK MiFIR professionals/ECPs-only — Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

No EEA PRIIPs KID or UK CCI product summary – No EEA PRIIPs or UK CCI product summary has been prepared as not available to retail in EEA or UK.

The Republic has filed a registration statement (including a prospectus) and other documents with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Republic has filed with the SEC for more complete information about the Republic and this offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by contacting BofA Securities, Inc. by emailing DG.DCM_ASIA_SYNDICATE@bofa.com.

A preliminary prospectus supplement dated May 19, 2026 can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1719614/000119312526229746/d121368d424b3.htm

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.